Exhibit 99.1

CommScope Reports Strong Second Quarter 2014 Results

•	Sales grew 13 percent year over year, or $125 million, to $1.1 billion

•	Gross margin rose more than 300 basis points year over year to a record 39 percent

•	Adjusted operating income rose 40 percent to $259 million, or 24 percent of sales

•	Adjusted net income grew 51 percent to $139 million, resulting in adjusted earnings of $0.73 per diluted share

HICKORY, NC, July 31, 2014—CommScope Holding Company, Inc. (NASDAQ: COMM), a global provider of connectivity and essential infrastructure solutions for wireless, business enterprise and residential broadband networks, reported sales of $1.1 billion and net income of $28 million, or $0.15 per diluted share for the quarter ended June 30, 2014. Non-GAAP adjusted net income was $139 million or $0.73 per diluted share. A reconciliation of reported GAAP results to non-GAAP results is attached.

For the quarter ended June 30, 2013, CommScope reported sales of $941 million and net income of $1 million, or $0.01 per diluted share. Non-GAAP adjusted net income was $93 million or $0.58 per diluted share.

“We are pleased to deliver an outstanding second quarter,” said President and Chief Executive Officer Eddie Edwards. “Our Wireless team had another strong quarter, trends in Enterprise remain positive and our Broadband team delivered significant sequential operating improvement.

“We continue to benefit from global wireless operator investment in LTE and 3G network modernization. High quality broadband connectivity over licensed spectrum has become a competitive differentiator for wireless operators. Our industry leading cell site and small cell DAS solutions address the need for additional network coverage and densification. We believe our leading technology, global scale and service model position CommScope to benefit from continued operator investment in network quality.”

Second Quarter Overview

Second quarter 2014 sales rose $125 million, or 13 percent, year over year to $1.1 billion. Operating income in the second quarter grew 116 percent to $204 million, compared to $94 million in the year-ago quarter. Adjusted operating income, which excludes amortization of purchased intangibles, restructuring costs and other special items, rose 40 percent to $259 million, an increase of $74 million compared to the prior year period.

GAAP net income rose substantially to $28 million, compared to net income of $1 million in the year-ago period. Excluding amortization of purchased intangibles, restructuring costs and other special items, second quarter adjusted net income increased $47 million, or 51 percent, year over year to $139 million.

In May 2014, CommScope issued $650 million of 5.0% senior notes due June 2021 and $650 million of 5.5% notes due June 2024. Proceeds from the new notes were used to redeem the entire amount of the $1.1 billion 8.25% notes outstanding plus pay a redemption premium of $94 million, which was included in other expense in the second quarter of 2014. As a result of these transactions, the company will reduce annualized interest expense by approximately $23 million.

Second Quarter Segment Overview

Wireless segment sales increased 23 percent year over year to $725 million. The increase was primarily driven by significant growth in most major regions with particular strength in the U.S. Operators are investing in CommScope’s industry leading cell site and small cell DAS solutions to extend the coverage, increase the capacity and improve the quality of wireless networks. In the quarter, Wireless adjusted operating income rose 64 percent year over year to $207 million, or 29 percent of sales.

Enterprise segment sales of $218 million were essentially unchanged year over year as growth in the U.S. was offset by modest declines outside the U.S. and the slightly negative impact of foreign exchange rate changes. Enterprise adjusted operating income declined 6 percent year over year to $43 million, or 20 percent of sales, primarily due to increased investment in growth initiatives. While sales were essentially unchanged year over year, the Enterprise market continues to show signs of modest improvement as large enterprises invest in data centers and local area networks.

Broadband segment sales declined 6 percent year over year to $123 million. Adjusted operating income declined 30 percent year over year to $8 million, or 6 percent of sales. The profit decline is due primarily to lower sales volume and prices. However, Broadband operating performance improved meaningfully sequentially, benefitting from cost reduction activities initiated in 2013. Continued adjusted operating income improvement is expected in 2014 as in-process cost reduction activities are realized.

Alifabs Acquisition

In July 2014, CommScope acquired two of the businesses of Alifabs Group, a leading provider of metro cell and small cell services and enclosures in the United Kingdom. Alifabs designs and supplies enclosures for the telecommunications, utility and energy markets. Alifabs also supplies a full range of monopoles, smaller streetworks towers and tower solutions to wireless operators.

Outlook

CommScope management provided the following third quarter and full year 2014 guidance, which excludes the amortization of purchased intangibles, restructuring costs and other special items:

Third Quarter 2014 Guidance:

•	Revenue of $970 million - $1.02 billion

•	Adjusted operating income of $190 million – $210 million

•	Adjusted earnings per diluted share of $0.53 to $0.58, reflecting 192 million weighted average diluted shares

Full Year 2014 Guidance:

•	Revenue of approximately $3.9 billion

•	Adjusted effective tax rate of 35% - 37%

•	Adjusted earnings per diluted share of $2.20 to $2.30, reflecting 192 million weighted average diluted shares

•	Strong free cash flow

Conference Call, Webcast and Investor Presentation

As previously announced, the company will host a conference call at 8:30 a.m. ET today in which management will discuss second quarter results, outlook and trends. Internet users can access the company’s presentation materials and live, “listen only” webcast at http://ir.commscope.com.

To participate in the conference call, dial 866-394-7514 (US and Canada only) or +1 706-758-2714. The conference identification number is 72797556. Please plan to dial in 15 minutes before the start of the call to facilitate a timely connection.

If you are unable to participate and would like to hear a replay, dial 855-859-2056 (US and Canada only) or +1 404-537-3406. The replay identification number is 72797556 and will be available through August 31, 2014. A webcast replay will also be archived on CommScope’s website for a limited period of time following the conference call.

About CommScope

CommScope (NASDAQ: COMM, www.commscope.com) has played a role in virtually all the world’s best communication networks. We create the infrastructure that connects people and technologies through every evolution. Our portfolio of end-to-end solutions includes critical infrastructure our customers need to build high-performing wired and wireless networks. As much as technology changes, our goal remains the same: to help our customers create, innovate, design, and build faster and better. We’ll never stop connecting and evolving networks for the business of life at home, at work, and on the go.

Non-GAAP Financial Measures

CommScope management believes that presenting certain non-GAAP financial measures provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. As calculated, our non-GAAP measures may not be comparable to other similarly titled measures of other companies. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period. GAAP to non-GAAP reconciliations are included in this press release.

Forward Looking Statements

This Press Release and any other oral or written statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements are identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “anticipate,” “should,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions. This list of indicative terms and phrases is not intended to be all-inclusive.

These statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, our dependence on customers’ capital spending on communication systems; concentration of sales among a limited number of customers or distributors; changes in technology; our ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; industry competition and the ability to retain customers through product innovation, introduction and marketing; risks associated with our sales through channel partners; possible production disruptions due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; the risk our global manufacturing operations suffer production or shipping delays causing difficulty in meeting customer demands; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; customer orders, including those for which we have ordered or purchased inputs, may be cancelled; our ability to maintain effective information management systems and to successfully implement major systems initiatives; cyber-security incidents, including data security breaches or computer viruses; product performance issues and associated warranty claims; significant international operations and the impact of variability in foreign exchange rates; our ability to comply with governmental anti-corruption laws and regulations and export and import controls worldwide; risks associated with currency fluctuations and currency exchange; the divestiture of one or more product lines; political and economic instability, both in the U.S. and internationally; potential difficulties in realigning global manufacturing capacity and capabilities among our global manufacturing facilities, including delays or challenges related to removing, transporting or reinstalling equipment, that may affect ability to meet customer demands for products; possible future restructuring actions; possible future impairment charges for fixed or intangible assets, including goodwill; increased obligations under employee benefit plans; cost of protecting or defending intellectual property; changes in laws or regulations affecting us or the industries we serve; costs and challenges of compliance with domestic and foreign environmental laws and the effects of climate change; changes in cost and availability of key raw materials, components and commodities and the potential effect on customer pricing; risks associated with our dependence on a limited number of key suppliers; our ability to attract and retain qualified key employees; allegations of health risks from wireless equipment; availability and adequacy of insurance; natural or man-made disasters or other disruptions; income tax rate variability and ability to recover amounts recorded as value-added tax receivables; labor unrest; risks associated with future research and development projects; increased costs as a result of operating as a public company; our ability to comply with new regulations related to conflict minerals; risks associated with the seasonality of our business; substantial indebtedness and maintaining compliance with debt covenants; our ability to incur additional indebtedness; cash requirements to service indebtedness; ability of our lenders to fund borrowings under their credit commitments; changes in capital availability or costs, such as changes in interest rates, security ratings and market perceptions of the businesses in which we operate, or the ability to obtain capital on commercially reasonable terms or at all; continued global economic weakness and uncertainties and disruption in the capital, credit and commodities markets; any statements of belief and any statements of assumptions underlying any of the foregoing; and other factors beyond our control. These and other factors are discussed in greater detail in our 2013 Annual Report on Form 10-K. Although the information contained in this press release represents our best judgment at the date of this release based on information currently available and reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. However, we are not undertaking any duty or obligation to update this information to reflect developments or information obtained after the date of this report.

Investor Contacts:	News Media Contact:
Mark Huegerich, CommScope	Rick Aspan, CommScope
+1 828-431-2540	+1 708-236-6568
publicrelations@commscope.com

Phil Armstrong, CommScope
+1 828-323-4848

Source: CommScope

CommScope, Inc.

Condensed Consolidated Statements of Operations

(Unaudited — In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales	$1,066,256	$940,859	$2,001,292	$1,745,548

Operating costs and expenses:
Cost of sales	654,605	607,035	1,251,930	1,146,650
Selling, general and administrative	121,070	123,411	234,098	232,393
Research and development	33,082	33,846	64,952	63,796
Amortization of purchased intangible assets	44,306	43,685	88,604	86,965
Restructuring costs, net	2,309	9,730	4,289	11,533
Asset impairments	7,229	28,848	7,229	34,482

Total operating costs and expenses	862,601	846,555	1,651,102	1,575,819

Operating income	203,655	94,304	350,190	169,729
Other expense, net	(88,791)	(1,831)	(91,986)	(5,272)
Interest expense	(63,625)	(48,052)	(105,905)	(93,837)
Interest income	1,111	906	2,215	1,610

Income before income taxes	52,350	45,327	154,514	72,230
Income tax expense	(24,307)	(44,206)	(61,984)	(55,209)

Net income	$28,043	$1,121	$92,530	$17,021

Earnings per share:
Basic	$0.15	$0.01	$0.50	$0.11
Diluted (a)	$0.15	$0.01	$0.49	$0.11

Weighted average shares outstanding:
Basic	186,509	154,885	186,226	154,883
Diluted (a)	190,984	158,316	190,694	157,480

(a) Calculation of diluted earnings per share:
Net income	$28,043	$1,121	$92,530	$17,021

Weighted average shares (basic)	186,509	154,885	186,226	154,883
Dilutive effect of equity-based awards	4,475	3,431	4,468	2,597

Denominator (diluted)	190,984	158,316	190,694	157,480

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Condensed Consolidated Balance Sheets

(Unaudited — In thousands, except share amounts)

	June 30, 2014	December 31, 2013
Assets

Cash and cash equivalents	$481,049	$346,320
Accounts receivable, less allowance for doubtful accounts of $12,823 and $12,617, respectively	777,768	607,489
Inventories, net	449,367	372,187
Prepaid expenses and other current assets	82,923	71,818
Deferred income taxes	51,752	55,609

Total current assets	1,842,859	1,453,423

Property, plant and equipment, net of accumulated depreciation of $203,392 and $183,965, respectively	300,816	310,143
Goodwill	1,446,109	1,450,506
Other intangibles, net	1,326,586	1,422,192
Other noncurrent assets	138,009	97,791

Total assets	$5,054,379	$4,734,055

Liabilities and Stockholders’ Equity

Accounts payable	$312,303	$251,639
Other accrued liabilities	281,777	332,280
Current portion of long-term debt	9,063	9,462

Total current liabilities	603,143	593,381

Long-term debt	2,701,987	2,505,090
Deferred income taxes	383,462	386,527
Pension and other postretirement benefit liabilities	33,027	40,349
Other noncurrent liabilities	109,932	120,692

Total liabilities	3,831,551	3,646,039

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value: Authorized shares:
200,000,000; Issued and outstanding shares: None at June 30, 2014 and December 31, 2013	—	—
Common stock, $0.01 par value: Authorized shares:
1,300,000,000; Issued and outstanding shares: 187,170,919 and 185,861,777 at June 30, 2014 and December 31, 2013, respectively	1,881	1,868
Additional paid-in capital	2,124,044	2,101,350
Retained earnings (accumulated deficit)	(885,761)	(978,291)
Accumulated other comprehensive loss	(6,701)	(26,276)
Treasury stock, at cost: 961,566 shares at June 30, 2014 and December 31, 2013	(10,635)	(10,635)

Total stockholders’ equity	1,222,828	1,088,016

Total liabilities and stockholders’ equity	$5,054,379	$4,734,055

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Consolidated Statements of Cash Flows

(Unaudited — In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating Activities:
Net income	$28,043	$1,121	$92,530	$17,021
Adjustments to reconcile net income to net cash (used in) generated by operating activities:
Depreciation and amortization	79,020	61,039	138,481	121,937
Equity-based compensation	6,495	4,615	10,171	9,087
Deferred income taxes	(18,838)	14,952	(11,495)	5,776
Asset impairments	7,229	28,848	7,229	34,482
Excess tax benefits from equity-based compensation	(5,445)	(8)	(6,987)	(9)
Changes in assets and liabilities:
Accounts receivable	(67,024)	(77,602)	(168,817)	(130,207)
Inventories	(37,820)	(26,244)	(76,456)	(61,142)
Prepaid expenses and current assets	(23,767)	(7,816)	(19,426)	(8,835)
Accounts payable and other liabilities	25,881	67,742	(5,182)	25,182
Other	(7,162)	10,359	(8,925)	10,859

Net cash (used in) generated by operating activities	(13,388)	77,006	(48,877)	24,151

Investing Activities:
Additions to property, plant and equipment	(9,516)	(9,495)	(16,191)	(16,027)
Proceeds from sale of property, plant and equipment	263	780	1,446	1,056
Cash refunded from (paid for) acquisitions	4,745	—	4,745	(34,000)
Other	7,253	587	7,299	2,902

Net cash generated by (used in) investing activities	2,745	(8,128)	(2,701)	(46,069)

Financing Activities:
Long-term debt repaid	(1,102,231)	(102,591)	(1,119,789)	(172,449)
Long-term debt proceeds	1,300,000	550,000	1,315,000	716,963
Long-term debt financing costs	(22,738)	(10,919)	(22,738)	(12,803)
Proceeds from the issuance of common shares under under equity-based compensation plans	5,985	—	7,942	—
Excess tax benefits from equity-based compensation	5,445	8	6,987	9
Dividends paid	—	(538,705)	—	(538,705)
Cash paid to stock option holders	—	(7,188)	—	(7,188)
Other	—	(24)	—	(32)

Net cash generated by (used in) financing activities	186,461	(109,419)	187,402	(14,205)
Effect of exchange rate changes on cash and cash equivalents	43	(2,587)	(1,095)	(4,642)

Change in cash and cash equivalents	175,861	(43,128)	134,729	(40,765)
Cash and cash equivalents, beginning of period	305,188	266,738	346,320	264,375

Cash and cash equivalents, end of period	$481,049	$223,610	$481,049	$223,610

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures

(Unaudited — In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating income, as reported	$203.7	$94.3	$350.2	$169.7

Adjustments:
Amortization of purchased intangible assets	44.3	43.7	88.6	87.0
Restructuring costs, net	2.3	9.7	4.3	11.5
Equity-based compensation	6.5	4.6	10.2	9.1
Asset impairments	7.2	28.8	7.2	34.5
Transaction costs	1.0	2.6	1.9	4.2
Purchase accounting adjustments (1)	(6.4)	0.4	(11.9)	0.4

Total adjustments to operating income	54.9	89.8	100.3	146.7

Non-GAAP operating income	$258.5	$184.2	$450.5	$316.4

Income before income taxes, as reported	$52.4	$45.3	$154.5	$72.2
Income tax expense, as reported	(24.3)	(44.2)	(62.0)	(55.2)

Net income, as reported	$28.0	$1.1	$92.5	$17.0
Adjustments:
Total pretax adjustments to operating income	54.9	89.8	100.3	146.7
Pretax amortization of deferred financing costs & OID(2)	22.6	3.6	26.1	7.6
Pretax loss on debt transactions (3)	93.9	—	93.9	—
Pretax gain on sale of equity investment (3)	(6.7)	—	(6.7)	—
Tax effects of adjustments and other tax items(4)	(53.3)	(1.9)	(71.5)	(23.9)

Non-GAAP net income	$139.4	$92.6	$234.6	$147.4

Diluted EPS, as reported	$0.15	$0.01	$0.49	$0.11
Non-GAAP diluted EPS	$0.73	$0.58	$1.23	$0.94

(1)	For the three and six months ended June 30, 2014, includes the reduction in the estimated fair value of contingent consideration payable related to the Redwood acquisition.
(2)	Included in interest expense.
(3)	Included in other expense, net.
(4)	The tax rates applied to adjustments reflect the tax expense or benefit based on the tax jurisdiction of the entity generating the adjustment. There are certain items for which we expect little or no tax effect.

Note: Components may not sum to total due to rounding.

CommScope management believes that presenting certain non-GAAP financial measures provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. As calculated, our non-GAAP measures may not be comparable to other similarly titled measures of other companies. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

GAAP to Non-GAAP Adjusted Operating Income Reconciliation by Segment

(Unaudited — In millions)

Second Quarter 2014 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Wireless	Enterprise	Broadband	Total
Operating income (loss), as reported	$178.9	$30.3	$(5.5)	$203.7
Amortization of purchased intangible assets	22.5	17.4	4.4	44.3
Restructuring costs, net	1.6	(0.1)	0.8	2.3
Equity-based compensation	3.6	2.1	0.8	6.5
Asset impairments	—	—	7.2	7.2
Transaction costs	0.6	0.2	0.1	1.0
Purchase accounting adjustments	—	(6.4)	—	(6.4)

Non-GAAP Adjusted operating income	$207.2	$43.5	$7.8	$258.5
Non-GAAP Adjusted operating margin %	28.6%	19.9%	6.3%	24.2%

First Quarter 2014 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Wireless	Enterprise	Broadband	Total
Operating income (loss), as reported	$127.6	$22.6	$(3.7)	$146.5
Amortization of purchased intangible assets	22.5	17.4	4.4	44.3
Restructuring costs, net	1.2	0.2	0.5	2.0
Equity-based compensation	2.0	1.2	0.5	3.7
Transaction costs	0.6	0.2	0.1	0.9
Purchase accounting adjustments	—	(5.4)	—	(5.4)

Non-GAAP Adjusted operating income	$153.9	$36.1	$1.9	$192.0
Non-GAAP Adjusted operating margin %	24.5%	17.9%	1.8%	20.5%

Second Quarter 2013 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Wireless	Enterprise	Broadband	Total
Operating income (loss), as reported	$93.2	$26.6	$(25.5)	$94.3
Amortization of purchased intangible assets	22.0	17.1	4.6	43.7
Restructuring costs, net	7.5	—	2.3	9.7
Equity-based compensation	2.5	1.5	0.6	4.6
Asset impairments	—	—	28.8	28.8
Transaction costs	1.5	0.7	0.4	2.6
Purchase accounting adjustments	—	0.4	—	0.4

Non-GAAP Adjusted operating income	$126.7	$46.3	$11.2	$184.2
Non-GAAP Adjusted operating margin %	21.4%	21.2%	8.6%	19.6%

GAAP to Non-GAAP Adjusted Operating Income Reconciliation by Segment

(Unaudited — In millions)

Six Months Ended June 30, 2014 Non-GAAP Adjusted Operating Income by Segment

	Wireless	Enterprise	Broadband	Total
Operating income (loss), as reported	$306.5	$52.9	$(9.2)	$350.2
Amortization of purchased intangible assets	45.0	34.7	8.9	88.6
Restructuring costs, net	2.9	0.1	1.3	4.3
Equity-based compensation	5.7	3.2	1.3	10.2
Asset impairments	—	—	7.2	7.2
Transaction costs	1.2	0.5	0.2	1.9
Purchase accounting adjustments	—	(11.9)	—	(11.9)

Non-GAAP Adjusted operating income	$361.2	$79.6	$9.7	$450.5
Non-GAAP Adjusted operating margin	26.7%	19.0%	4.2%	22.5%

Six Months Ended June 30, 2013 Non-GAAP Adjusted Operating Income by Segment

	Wireless	Enterprise	Broadband	Total
Operating income (loss), as reported	$155.6	$42.0	$(27.9)	$169.7

Amortization of purchased intangible assets	44.1	33.7	9.2	87.0
Restructuring costs, net	8.6	0.5	2.5	11.5
Equity-based compensation	4.9	2.9	1.3	9.1
Asset impairments	5.6	—	28.8	34.5
Transaction costs	2.4	1.1	0.7	4.2
Purchase accounting adjustments	—	0.4	—	0.4

Non-GAAP Adjusted operating income	$221.2	$80.7	$14.5	$316.4
Non-GAAP Adjusted operating margin	20.3%	19.7%	5.9%	18.1%

Components may not sum to total due to rounding

Sales by Segment

(Unaudited — In millions)

				% Change
	Q2 2014	Q1 2014	Q2 2013	Sequential	YOY
Wireless	$724.9	$627.2	$591.5	15.6%	22.6%
Enterprise	218.4	201.5	218.7	8.4%	(0.1)%
Broadband	123.4	107.5	132.8	14.8%	(7.1)%
Inter-segment eliminations	(0.4)	(1.2)	(2.1)	n/a	n/a

Total Net Sales	$1,066.3	$935.0	$940.9	14.0%	13.3%

Non-GAAP Adjusted Operating Income by Segment

(Unaudited — In millions)

				% Change
	Q2 2014	Q1 2014	Q2 2013	Sequential	YOY
Wireless	$207.2	$153.9	$126.7	34.6%	63.5%
Enterprise	43.5	36.1	46.3	20.5%	(6.0)%
Broadband	7.8	1.9	11.2	310.5%	(30.4)%

Total Non-GAAP Adjusted Operating Income	$258.5	$192.0	$184.2	34.6%	40.3%

Components may not sum to total due to rounding

GAAP to Non-GAAP Adjusted Operating Income and Adjusted EBITDA Reconciliation

(Unaudited — In millions)

	LTM Q2 2014	Q2 2014	Q1 2014	Q4 2013	Q3 2013	Q2 2013
Operating income, as reported	$510.2	$203.7	$146.5	$60.1	$99.8	$94.3
Amortization of purchased intangible assets	176.5	44.3	44.3	44.0	44.0	43.7
Restructuring costs, net	14.9	2.3	2.0	5.7	4.9	9.7
Equity-based compensation	17.2	6.5	3.7	3.5	3.6	4.6
Asset impairments	18.3	7.2	—	3.7	7.3	28.8
Transaction costs	24.9	1.0	0.9	21.9	1.1	2.6
Purchase accounting adjustments	(9.8)	(6.4)	(5.4)	0.5	1.6	0.4
Adjustment of prior year warranty matter	2.1	—	—	2.1	—	—

Non-GAAP Adjusted operating income	$754.2	$258.5	$192.0	$141.3	$162.3	$184.2
Non-GAAP Adjusted operating margin %	20.2%	24.2%	20.5%	16.7%	18.3%	19.6%

Depreciation	51.6	12.1	11.7	13.7	14.0	13.8

Non-GAAP Adjusted EBITDA	$805.7	$270.6	$203.7	$155.1	$176.4	$197.9

Components may not sum to total due to rounding